SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A*

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Longtop Financial Technologies Limited
(Name of Issuer)

Ordinary Shares, $0.01 par value per share
(Title of Class of Securities)

54318P108
(CUSIP Number)

December 31, 2010
(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G/A is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 18 Pages)

______________________________
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 54318P108	13G/A	Page 2 of 18 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Lone Spruce, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 45,300 ordinary shares based on direct ownership of 45,300 American depositary shares
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 45,300 ordinary shares based on direct ownership of 45,300 American depositary shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,300 ordinary shares based on direct ownership of 45,300 American depositary shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON** PN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 54318P108	13G/A	Page 3 of 18 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Lone Balsam, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 99,409 ordinary shares based on direct ownership of 99,409 American depositary shares
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 99,409 ordinary shares based on direct ownership of 99,409 American depositary shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,409 ordinary shares based on direct ownership of 99,409 American depositary shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON** PN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 54318P108	13G/A	Page 4 of 18 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Lone Sequoia, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 83,051 ordinary shares based on direct ownership of 83,051 American depositary shares
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 83,051 ordinary shares based on direct ownership of 83,051 American depositary shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 83,051 ordinary shares based on direct ownership of 83,051 American depositary shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON** PN

CUSIP No. 54318P108	13G/A	Page 5 of 18 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Lone Redwood, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 509,039 ordinary shares based on direct ownership of 509,039 American depositary shares
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 509,039 ordinary shares based on direct ownership of 509,039 American depositary shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 509,039 ordinary shares based on direct ownership of 509,039 American depositary shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%
12	TYPE OF REPORTING PERSON** PN

CUSIP No. 54318P108	13G/A	Page 6 of 18 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Lone Dragon Pine, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER - 0 -
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER - 0 -
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON** PN

CUSIP No. 54318P108	13G/A	Page 7 of 18 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Lone Picea, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 423,303 ordinary shares based on direct ownership of 423,303 American depositary shares
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 423,303 ordinary shares based on direct ownership of 423,303 American depositary shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 423,303 ordinary shares based on direct ownership of 423,303 American depositary shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.7%
12	TYPE OF REPORTING PERSON** PN

CUSIP No. 54318P108	13G/A	Page 8 of 18 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Lone Pine Associates LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 736,799 ordinary shares based on direct ownership of 736,799 American depositary shares
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 736,799 ordinary shares based on direct ownership of 736,799 American depositary shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 736,799 ordinary shares based on direct ownership of 736,799 American depositary shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%
12	TYPE OF REPORTING PERSON** OO

CUSIP No. 54318P108	13G/A	Page 9 of 18 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Lone Pine Members LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 423,303 ordinary shares based on direct ownership of 423,303 American depositary shares
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 423,303 ordinary shares based on direct ownership of 423,303 American depositary shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 423,303 ordinary shares based on direct ownership of 423,303 American depositary shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.7%
12	TYPE OF REPORTING PERSON** OO

CUSIP No. 54318P108	13G/A	Page 10 of 18 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Lone Pine Capital LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 943,987 ordinary shares based on direct ownership of 943,987 American depositary shares
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 943,987 ordinary shares based on direct ownership of 943,987 American depositary shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 943,987 ordinary shares based on direct ownership of 943,987 American depositary shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%
12	TYPE OF REPORTING PERSON** IA

CUSIP No. 54318P108	13G/A	Page 11 of 18 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Stephen F. Mandel, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 2,104,089 ordinary shares based on direct ownership of 2,104,089 American depositary shares
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 2,104,089 ordinary shares based on direct ownership of 2,104,089 American depositary shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,104,089 ordinary shares based on direct ownership of 2,104,089 American depositary shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.7%
12	TYPE OF REPORTING PERSON** IN

CUSIP No. 54318P108	13G/A	Page 12 of 18 Pages

Item 1 (a).	NAME OF ISSUER.

Longtop Financial Technologies Limited (the "Issuer").

Item 1(b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

15/F, Block A, Chuangxin Building
Software Park
Xiamen F4, 361005, People’s Republic of China

Item 2 (a).	NAME OF PERSON FILING:

This statement is filed by:

(i)	Lone Spruce, L.P., a Delaware limited partnership ("Lone Spruce"), with respect to the American depositary shares (defined in Item 4 A.(a) below) directly owned by it;

(ii)	Lone Balsam, L.P., a Delaware limited partnership ("Lone Balsam"), with respect to the American depositary shares directly owned by it;

(iii)	Lone Sequoia, L.P., a Delaware limited partnership ("Lone Sequoia"), with respect to the American depositary shares directly owned by it;

(iv)	Lone Redwood, L.P., a Delaware limited partnership ("Lone Redwood"), with respect to the American depositary shares directly owned by it;

(v)	Lone Dragon Pine, L.P., a Delaware limited partnership ("Lone Dragon Pine"), with respect to the American depositary shares directly owned by it;

(vi)	Lone Picea, L.P., a Delaware limited partnership ("Lone Picea"), with respect to the American depositary shares directly owned by it;

(vii)
Lone Pine Associates LLC, a Delaware limited liability company ("Lone Pine Associates"), with respect to the American depositary shares directly owned by Lone Spruce, Lone Balsam, Lone Sequoia and Lone Redwood;

(viii)	Lone Pine Members LLC, a Delaware limited liability company ("Lone Pine Members"), with respect to the American depositary shares directly owned by Lone Dragon Pine and Lone Picea;

(ix)
Lone Pine Capital LLC, a Delaware limited liability company ("Lone Pine Capital"), which serves as  investment manager to Lone Cypress, Ltd. ("Lone Cypress"), Lone Cedar, Ltd.  (“Lone Cedar”), Lone Pinon, Ltd. ("Lone Pinon"), Lone Kauri, Ltd. ("Lone Kauri") and Lone Himalayan Pine Master Fund, Ltd. ("Lone Himalayan Pine Master Fund"), each a Cayman Islands exempted company, with respect to the American depositary shares directly owned by each of Lone Cypress,  Lone Cedar, Lone Pinon, Lone Kauri and Lone Himalayan Pine Master Fund; and

CUSIP No. 54318P108	13G/A	Page 13 of 18 Pages

(x)
Stephen F. Mandel, Jr. ("Mr. Mandel"), with respect to the American depositary shares directly owned by each of Lone Spruce, Lone Balsam, Lone Sequoia, Lone Redwood, Lone Dragon Pine, Lone Picea, Lone Cypress, Lone Cedar, Lone Pinon, Lone Kauri and Lone Himalayan Pine Master Fund.

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.”  Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

The address of the business office of each of the Reporting Persons is Two Greenwich Plaza, Greenwich, Connecticut 06830.

Item 2(c).	CITIZENSHIP:

Lone Spruce, Lone Balsam, Lone Sequoia, Lone Redwood, Lone Dragon Pine and Lone Picea are limited partnerships organized under the laws of the State of Delaware.  Lone Pine Associates, Lone Pine Members and Lone Pine Capital are limited liability companies organized under the laws of the State of Delaware.  Mr. Mandel is a United States citizen.

Item 2(d).	TITLE OF CLASS OF SECURITIES:

Ordinary Shares, $0.01 par value per share (the “ordinary shares”)

Item 2(e).	CUSIP NUMBER:

54318P108

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act,
(b)	☐	Bank as defined in Section 3(a)(6) of the Act,
(c)	☐	Insurance Company as defined in Section 3(a)(19) of the Act,
(d)	☐	Investment Company registered under Section 8 of the Investment Company Act of 1940,
(e)	☐	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,
(f)	☐	Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),
(g)	☐	Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),
(h)	☐	Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
(i)	☐	Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box: ☒

CUSIP No. 54318P108	13G/A	Page 14 of 18 Pages

Item 4.	OWNERSHIP.

A.	Lone Spruce, L.P.
(a)
Amount beneficially owned:  45,300.  The amounts used herein are ordinary shares beneficially owned based on direct ownership of American depositary shares of the issuer (“American depositary shares”). Each American depositary share represents one ordinary share.

(b)
Percent of class: 0.1%   The percentages used herein and in the rest of Item 4 are calculated based upon 57,074,036 ordinary shares reported as issued and outstanding in the Issuer’s Form 6-K for the fiscal quarter ended December 31, 2010 filed with the Securities and Exchange Commission on February 1, 2011.  Each American depositary share represents one ordinary share.

	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 45,300
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition of: 45,300

B.	Lone Balsam, L.P.
	(a)	Amount beneficially owned: 99,409
	(b)	Percent of class: 0.2%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 99,409
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition of: 99,409

C.	Lone Sequoia, L.P.
	(a)	Amount beneficially owned: 83,051
	(b)	Percent of class: 0.1%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 83,051
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition of: 83,051

D.	Lone Redwood, L.P.
	(a)	Amount beneficially owned: 509,039
	(b)	Percent of class: 0.9%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 509,039
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition of: 509,039

CUSIP No. 54318P108	13G/A	Page 15 of 18 Pages

E.	Lone Dragon Pine, L.P.
	(a)	Amount beneficially owned: -0-
	(b)	Percent of class: 0%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: -0-
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition of: -0-

F.	Lone Picea, L.P.
	(a)	Amount beneficially owned: 423,303
	(b)	Percent of class: 0.7%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 423,303
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition of: 423,303

G.	Lone Pine Associates LLC
	(a)	Amount beneficially owned: 736,799
	(b)	Percent of class: 1.3%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 736,799
		(iii)	Sole power to dispose or direct the disposition: - 0-
		(iv)	Shared power to dispose or direct the disposition of: 736,799

H.	Lone Pine Members LLC
	(a)	Amount beneficially owned: 423,303
	(b)	Percent of class: 0.7%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 423,303
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition of: 423,303

I.	Lone Pine Capital LLC
	(a)	Amount beneficially owned: 943,987
	(b)	Percent of class: 1.7%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 943,987
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition of: 943,987

J.	Stephen F. Mandel, Jr.
	(a)	Amount beneficially owned: 2,104,089
	(b)	Percent of class: 3.7%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 2,104,089
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition of: 2,104,089

CUSIP No. 54318P108	13G/A	Page 16 of 18 Pages

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

See Item 2.

Item 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

Item 10.	CERTIFICATION.

Each of the Reporting Persons hereby makes the following certification:

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 54318P108	13G/A	Page 17 of 18 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:	February 14, 2011

By:

Stephen F. Mandel, Jr., individually and (a) as Managing Member of Lone Pine Associates LLC, for itself and as the general partner of (i) Lone Spruce, L.P., (ii) Lone Balsam, L.P., (iii) Lone Sequoia, L.P. and (iv) Lone Redwood, L.P.; (b) as Managing Member of Lone Pine Members LLC, for itself and as the general partner of (i) Lone Dragon Pine, L.P., (ii) Lone Picea, L.P.; and (c) as Managing Member of Lone Pine Capital LLC

CUSIP No. 54318P108	13G/A	Page 18 of 18 Pages

EXHIBIT 1

JOINT ACQUISITION STATEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G/A, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:	February 14, 2011

By:

Stephen F. Mandel, Jr., individually and (a) as Managing Member of Lone Pine Associates LLC, for itself and as the general partner of (i) Lone Spruce, L.P., (ii) Lone Balsam, L.P., (iii) Lone Sequoia, L.P. and (iv) Lone Redwood, L.P.; (b) as Managing Member of Lone Pine Members LLC, for itself and as the general partner of (i) Lone Dragon Pine, L.P., (ii) Lone Picea, L.P.; and (c) as Managing Member of Lone Pine Capital LLC